Exhibit 10.1.2

EXECUTION VERSION

INVENTION, NON-DISCLOSURE, NON-COMPETITION

AND NON-SOLICITATION AGREEMENT

This Invention, Non-Disclosure, Non-Competition and Non-Solicitation Agreement is made by and between Intercept Pharmaceuticals, Inc. (the "Company") and Sandip Kapadia (the "Employee").

IN CONSIDERATION of the Employee's employment by the Company and pursuant to the terms and conditions set forth in the Employment Agreement entered into concurrently with this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Employee agrees as follows:

1.      Condition of Employment.

The Employee acknowledges that his employment with the Company is contingent upon his agreement to sign and adhere to the provisions of this Invention, Non-Disclosure, Non-Competition and Non-Solicitation Agreement (the "Agreement").

2.      Proprietary and Confidential Information.

(a)      The Employee agrees that all information, whether or not in writing, of a private, secret or confidential nature concerning the Company's business, business relationships or financial affairs (collectively, "Proprietary Information") is and shall be the exclusive property of the Company. By way of illustration, but not limitation, Proprietary Information may include inventions, products, processes, methods, techniques, formulas, compositions, compounds, projects, developments, plans (including business and marketing plans), research data, clinical data, financial data (including sales costs, profits, pricing methods), personnel data, computer programs (including software used pursuant to a license agreement), customer and supplier lists, and contacts at or knowledge of customers or prospective customers of the Company. The Employee will not disclose any Proprietary Information to any person or entity other than employees of the Company or use the same for any purposes (other than in the performance of his duties as an employee of the Company) without written approval by an officer of the Company, either during or after his/her employment with the Company, unless and until such Proprietary Information has become public knowledge (or known within the industry) without fault by the Employee.

(b)      The Employee agrees that all files, documents, letters, memoranda, reports, records, data, sketches, drawings, models, laboratory notebooks, program listings, computer equipment or devices, computer programs or other written, photographic, or other tangible material containing Proprietary Information, whether created by the Employee or others, which shall come into his/her custody or possession, shall be and are the exclusive property of the Company to be used by the Employee only in the performance of his duties for the Company and shall not be copied or removed from the Company premises except in the pursuit of the business of the Company. All such materials or copies thereof and all tangible property of the Company in the custody or possession of the Employee shall be delivered to the Company, upon the earlier of (i) a request by the Company or (ii) termination of his employment. After such delivery, the Employee shall not retain any such materials or copies thereof or any such tangible property. Notwithstanding the foregoing, the Employee shall be permitted to retain Employee’s contacts and calendars and personal correspondence and any documents or data related to Employee’s compensation reasonably needed for tax preparation purposes.

(c)      The Employee agrees that his/her obligation not to disclose or to use information and materials of the types set forth in paragraphs (a) and (b) above, and his/her obligation to return materials and tangible property set forth in paragraph (b) above also extends to such types of information, materials and tangible property of customers of the Company or suppliers to the Company or other third parties who may have disclosed or entrusted the same to the Company or to the Employee.

3.      Inventions.

(a)      The Employee will make full and prompt disclosure to the Company of all inventions, creations, improvements, discoveries, trade secrets, secret processes, technology, know-how, methods, developments, software, and works of authorship or other creative works, whether patentable or not, which are created, made, conceived or reduced to practice by the Employee or under the Employee's direction or jointly with others during his employment by the Company, whether or not during normal working hours or on the premises of the Company (all of which are collectively referred to in this Agreement as "Inventions").

(b)      The Employee agrees to assign and does hereby assign to the Company (or any person or entity designated by the Company) all his right, title and interest in and to all Inventions and all related patents, patent applications, copyrights and copyright applications to the maximum extent permitted by the laws of the State of New York or any applicable like statute of any other state. However, this subsection 3(b) shall not apply to Inventions that do not relate to the present or planned business or research and development of the Company and that are made and conceived by the Employee not during normal working hours, not on the Company’s premises and not using the Company’s tools, devices, equipment or Proprietary Information. The Employee hereby also waives all claims to moral rights in any Inventions. The Employee understands that, to the extent this Agreement shall be construed in accordance with the laws of any state that precludes a requirement in an employee agreement to assign certain classes of inventions made by an employee, this subsection 3(b) shall be interpreted not to apply to any invention that a court rules and/or the Company agrees falls within such classes.

(c)      The Employee agrees to cooperate fully with the Company and to take such further actions as may be necessary or desirable, both during and after his employment with the Company, with respect to the procurement, maintenance and enforcement of copyrights, patents and other intellectual property rights (both in the United States and foreign countries) relating to Inventions. The Employee shall sign all papers, including, without limitation, copyright applications, patent applications, declarations, oaths, formal assignments, assignments of priority rights, and powers of attorney, which the Company may deem necessary or desirable in order to protect its rights and interests in any Invention. The Employee further agrees that if the Company is unable, after reasonable effort, to secure the signature of the Employee on any such papers, any executive officer of the Company shall be entitled to execute any such papers as the agent and the attorney-in-fact of the Employee, and the Employee hereby irrevocably designates and appoints each executive officer of the Company as his agent and attorney-in-fact to execute any such papers on his behalf, and to take any and all actions as the Company may deem necessary or desirable in order to protect its rights and interests in any Invention, under the conditions described in this sentence.

4.      Non-Competition and Non-Solicitation.

(a)      While employed by the Company and for a period of twelve (12) months after the termination or cessation of the Employee’s employment for any reason, the Employee will not, directly or indirectly:

i.	Engage or assist others in engaging in any business or enterprise (whether as owner, partner, officer, director, employee, consultant, investor, lender or otherwise, except as the holder of not more than 1% of the outstanding stock of a publicly-held company that is engaged in the Line of Business, or develops, manufactures, markets, licenses, sells or provides any product or service that is in the Line of Business; or

ii.	Either alone or in association with others, solicit, divert or take away, or attempt to divert or take away, the business or patronage of any of the clients, customers, or business partners of the Company which were contacted, solicited, or served by the Company during the 12-month period prior to the termination or cessation of the Employee’s employment with the Company; or

iii.	Either alone or in association with others (i) solicit, induce or attempt to induce, any employee or independent contractor of the Company to terminate his or her employment or other engagement with the Company, or (ii) hire, or recruit or attempt to hire, or engage or attempt to engage as an independent contractor, any person who was employed or otherwise engaged by the Company at any time during the term of the Employee’s employment with the Company; provided, that this clause (ii) shall not apply to the recruitment or hiring or other engagement of any individual whose employment or other engagement with the Company has been terminated for a period of six months or longer.

(b)      If any restriction set forth in this Section 4 is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable.

(c)      The geographic scope of this Section shall extend to anywhere the Company or any of its subsidiaries is doing business, has done business or has plans to do business.

(d)      If the Employee violates the provisions of this Section, the Employee shall continue to be held by the restrictions set forth in this Section, until a period equal to the period of restriction has expired without any violation.

(e)      As used herein, “Line of Business” means the business of (a) the manufacture, sale, research, and/or development of treatments for non-viral liver diseases, and/or (b) the manufacture, sale, research and/or development of treatments for any indication treatable or potentially treatable by products manufactured or sold by the Company, and/or (c) any business in which the Company becomes engaged during Employee’s employment with the Company.

5.      Other Agreements.

The Employee represents and warrants that he is not bound by any employment contracts, restrictive covenants or other restrictions that prevent him from entering into employment with, or carrying out his responsibilities for, the Company. The Employee further represents that, except as the Employee has previously disclosed to the Company, the Employee is not bound by the terms of any agreement with any previous employer or other party to refrain from using or disclosing any trade secret or confidential or proprietary information in the course of his employment with the Company, to refrain from competing, directly or indirectly, with the business of such previous employer or any other party, or to refrain from soliciting employees, customers or suppliers of such previous employer or other party. The Employee further represents that he will not disclose to the Company or induce the Company to use any confidential or proprietary information or material belonging to any previous employer or others.

6.      United States Government Obligations.

The Employee acknowledges that the Company from time to time may have agreements with other persons or with the United States Government, or agencies thereof, which impose obligations or restrictions on the Company regarding inventions made during the course of work under such agreements or regarding the confidential nature of such work. The Employee agrees to be bound by all such obligations and restrictions that are made known to the Employee and to take all action necessary to discharge the obligations of the Company under such agreements.

7.      Not An Employment Contract.

The Employee acknowledges that this Agreement does not constitute a contract of employment, either express or implied, and does not imply that the Company will continue the Employee’s employment for any period of time.

8.      General Provisions.

(a)      No Conflict. The Employee represents that the execution and performance by him/her of this Agreement does not and will not conflict with or breach the terms of any other agreement by which the Employee is bound.

(b)      Entire Agreement. This Agreement supersedes all prior agreements, written or oral, between the Employee and the Company relating to the subject matter of this Agreement. This Agreement may not be modified, changed or discharged in whole or in part, except by an agreement in writing signed by the Employee and the Company. The Employee agrees that any change or changes in his/her duties, salary or compensation after the signing of this Agreement shall not affect the validity or scope of this Agreement.

(c)      Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect or impair the validity or enforceability of any other provision of this Agreement.

(d)      Waiver. No delay or omission by the Company in exercising any right under this Agreement will operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion is effective only in that instance and will not be construed as a bar to or waiver of any right on any other occasion.

(e)      Employee Acknowledgment and Equitable Remedies. The Employee acknowledges that the restrictions contained in this Agreement are necessary for the protection of the business and goodwill of the Company and are considered by the Employee to be reasonable for such purpose. The Employee agrees that any breach of this Agreement is likely to cause the Company substantial and irrevocable damage and therefore, in the event of any breach or threatened breach of this Agreement, the Employee agrees that the Company, in addition to such other remedies that may be available, shall be entitled to specific performance and other injunctive relief without posting a bond, and the Employee hereby waives the adequacy of a remedy at law as a defense to such relief.

(f)      Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of both parties and their respective successors and assigns, including any corporation or entity with which or into which the Company may be merged or which may succeed to all or substantially all of its assets or business, provided however that the obligations of the Employee are personal and shall not be assigned by the Employee.

(g)      Subsidiaries and Affiliates. References to the “Company” in this Agreement (other than in the introductory paragraphs and Section 1) shall include Intercept Pharmaceutical, Inc.’s direct and indirect subsidiaries, corporate or other affiliates, and their successors and assigns. The Employee expressly consents to be bound by the provisions of this Agreement for the benefit of the Company or any subsidiary or affiliate thereof to whose employ the Employee may be transferred without the necessity that this Agreement be re-signed at the time of such transfer.

(h)      Governing Law, Forum and Jurisdiction. This Agreement shall be governed by and construed as a sealed instrument under and in accordance with the laws of the State of New York without regard to conflict of laws provisions. Any action, suit, or other legal proceeding which is commenced to resolve any matter arising under or relating to any provision of this Agreement shall be commenced only in a court of the State of New York (or, if appropriate, a federal court located within New York), and the Company and the Employee each consents to the jurisdiction of such a court.

(i)      Captions. The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.

[Remainder of Page Intentionally Left Blank; Signatures Follow]

THE EMPLOYEE ACKNOWLEDGES THAT HE/SHE CAREFULLY READ THIS AGREEMENT AND UNDERSTANDS AND AGREES TO ALL OF THE PROVISIONS IN THIS AGREEMENT.

WITNESS our hands and seals:

INTERCEPT PHARMACEUTICALS, INC.

/s/ Mark Pruzanski		May 3, 2016
By: Mark Pruzanski	Date

/s/ Sandip Kapadia		May 3, 2016
By: Sandip Kapadia	Date